EXHIBIT 8.3

FORM OF OPINION

[Letterhead of K & E]

               , 2002

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48202

Re: HEC Holdings, Inc.
      Registration Statement on Form S-4
      Registration Number 333-84472

Ladies and Gentlemen:

     We have acted as counsel to General Motors Corporation, a Delaware corporation (“GM”), in connection with (i) the proposed split-off from GM (the “Hughes split-off”) of HEC Holdings, Inc., a Delaware corporation (“HEC Holdings”), and the subsequent merger (the “Hughes/EchoStar merger”) of EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), with and into HEC Holdings and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”) of HEC Holdings, initially filed with the Securities and Exchange Commission on March 18, 2002, which includes the combined Consent Solicitation Statement of GM, Information Statement of EchoStar and Prospectus of HEC Holdings (the “Consent Solicitation/Information Statement/Prospectus”). You have requested our opinion concerning the material United States federal income tax consequences of the GM/Hughes separation transactions to holders of GM Class H common stock and holders of GM $1 2/3 par value common stock.

     Terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Consent Solicitation/Information Statement/Prospectus.

     In formulating our opinions, we have examined and relied upon such documents as we deemed appropriate, including (i) the Registration Statement, (ii) the private letter ruling received by GM from the IRS on July 2, 2002 (the “Ruling”) and (iii) the ruling request filed by GM with the IRS on December 19, 2001 and the various supplemental submissions relating thereto, including in each case the associated exhibits (collectively, the “Ruling Request”). In addition, we have obtained such additional

General Motors Corporation
               , 2002

information as we deemed relevant and necessary through consultation with various officers, representatives and shareholders of GM, Hughes and HEC Holdings.

     In rendering our opinions set forth below, we have expressly assumed that (i) the statements of fact and representations contained or described in the Registration Statement, the Ruling and the Ruling Request are true and correct and will remain true and correct as of the consummation of the Hughes recapitalization, the Hughes split-off and the Hughes/EchoStar merger, (ii) any such representation that is qualified by knowledge or a qualification of like import will be accurate without such qualification at and as of the consummation of the Hughes recapitalization, the Hughes split-off and the Hughes/EchoStar merger, (iii) the Ruling will remain in full force and effect, in accordance with its present terms, at and as of the consummation of the Hughes recapitalization, the Hughes split-off and the Hughes/EchoStar merger and (iv) no change in law applicable to the Hughes recapitalization, the Hughes split-off or the Hughes/EchoStar merger will occur from the date hereof through the consummation thereof. We further assume that (a) each agreement referred to in the Registration Statement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof, (b) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (c) the transactions provided for by each agreement were and will be carried out in accordance with their terms. In addition, we are relying, with your consent, on the opinions of even date herewith rendered by Weil, Gotshal & Manges LLP and Sullivan & Cromwell, to the effect that the Hughes/EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

     Based upon the Ruling, the facts and statements set forth above and our examination and review of the documents referred to above, and subject to the assumptions set forth above and to the qualifications set forth below or in the Registration Statement under the caption “THE TRANSACTIONS — Material U.S. Federal Income Tax Considerations Relating to the Transactions,” we are of the opinion that, for United States federal income tax purposes:

1.	No gain or loss will be recognized by GM upon the contribution of all of the outstanding stock of Hughes to HEC Holdings in the HEC contribution or upon the distribution of HEC Holdings Class C common stock in exchange for GM Class H common stock in the Hughes split-off, other than gains related to certain intercompany transactions that will be triggered by the Hughes split-off.

General Motors Corporation
               , 2002

2.	No gain or loss will be recognized by GM Class H common stockholders (and no amount will otherwise be included in their income) upon their receipt of the HEC Holdings Class C common stock in exchange for their GM Class H common stock.

3.	The tax basis of the HEC Holdings Class C common stock that GM Class H common stockholders receive will be equal to the tax basis of the GM Class H common stock exchanged therefor.

4.	The holding period of the HEC Holdings Class C common stock that GM Class H common stockholders receive will include the holding period of the GM Class H common stock exchanged therefor, provided that the GM Class H common stock is held as a capital asset on the date of the exchange.

5.	No gain or loss will be recognized by the holders of GM $1 2/3 par value common stock in connection with the changes to the GM restated certificate of incorporation proposed in connection with the GM/Hughes separation transactions.

6.	GM will not recognize any gain or loss as a result of an issuance by GM of GM Class H common stock in a debt-for-equity exchange effected prior to the completion of the transactions, or a distribution by GM of New EchoStar Class C common stock in a debt-for-equity exchange effected within six months after the completion of the transactions, in exchange for the satisfaction of outstanding liabilities of GM to certain of GM’s creditors, although GM may recognize cancellation of indebtedness income to the extent that the adjusted issue price of a liability that is satisfied in a debt-for-equity exchange exceeds the fair market value of the GM Class H common stock or New EchoStar Class C common stock issued in satisfaction thereof. In the case of any debt-for-equity exchange effected after the completion of the transactions, the opinion set out in this paragraph 6 applies only to the extent that the liability satisfied in the debt-for-equity exchange was outstanding at the time of the Hughes split-off.

     In giving our opinions, we express no opinion concerning any law other than the federal income tax law of the United States. Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. Any revocation of or change to the Ruling, any change in applicable laws or in the facts and circumstances surrounding the Hughes recapitalization, the Hughes split-off or the Hughes/EchoStar merger, or any inaccuracy in the statements, facts,

General Motors Corporation
               , 2002

assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinion has no binding effect on the IRS or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with our opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “THE TRANSACTIONS — Material U.S. Federal Income Tax Considerations Relating to the Transactions — Material U.S. Federal Income Tax Consequences of the GM/Hughes Separation Transactions” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,